Delivered by Electronic Mail

October 30, 2007

Mr. Brian Toole
Principal
Partners Global Corporate Real Estate Inc.
Suite 225
1801 Hollis Street
Halifax, NS B3J 3N4

Dear Brian:

RE:	Agreement to Lease Amendment (the “Agreement”)
Between Crombie Developments Limited (the “Landlord”) and
Flagstone Management Services (Halifax) Limited (the “Tenant”)
7th Floor, Cogswell Tower, 2000 Barrington Street,
Halifax, Nova Scotia (“the Property”)

*SEE RIDER
We are pleased to propose the following for presentation to your client, Flagstone Management Services (Halifax) Limited for premises at 7th Floor, Cogswell Tower, 2000 Barrington Street, Halifax, Nova Scotia.

1.           PREMISES

The current premises measured at 10,090 square feet on the 7th floor, shall be expanded by an additional 4,359 square feet on the 7th floor as shown in green on Schedule A, hereinafter called the “Expansion Area”, for a total area of approximately 14,449 rentable square feet, outlined in red.

2.           TERM

Six (6) years and five (5) months, commencing March 1, 2008 (the “Commencement Date”) and expiring July 31, 2014.

3.           MINIMUM RENT

On 14,449 square feet - Effective March 1, 2008 through July 31, 2014, the Minimum Rent shall be as follows:

Twelve Dollars and Thirty-Five cents per square foot ($12.35) per annum, plus HST.

4.           FIXTURING PERIOD

On the Expansion Area only, the Landlord and the Tenant hereby covenant and agree that the Tenant shall have a Fixturing Period commencing on or before February 1, 2008 and expiring on February 29, 2008.  It is agreed and understood that the Tenant shall be provided vacant possession of portions of the Expansion Area as they are vacated by the existing Tenants.  During this period, the Tenant shall not be responsible for the payment of Minimum and Additional Rents.  The Tenant shall however be responsible for the payment of utilities consumed on the Premises during this Fixturing Period and business taxes.

During the Fixturing Period, the Tenant shall do all the Tenant’s Work within the confines of the Demised Premises, shall comply with all rules and regulations set by the Landlord for the conduct of such work, and shall be subject to all the terms and conditions of the Lease, including the provisions relating to the liability of the Tenant for its acts or omissions or the acts or omissions of its servants, agents or employees, and shall indemnify and save harmless the Landlord with respect thereto.

5.           LANDLORD’S WORK

On or before March 1, 2008, the Landlord, at its own expense, will perform all work in accordance with Schedule “B” (“Landlord’s Work”) attached hereto (“Landlord’s Work”).  The Landlord shall carry on the Landlord’s Work in a timely and workmanlike manner compliance with all applicable by-laws and regulations.

6.           LEASEHOLD ALLOWANCE

The Landlord agrees to pay to the Tenant, a maximum amount equal to ($56,538.50) Fifty six thousand five hundred and thirty eight dollars and fifty cents (excluding GST or any other tax imposed including but not limited to any Harmonized Sales Tax levied under the Excise Tax Act of Canada).  Said amount to be used by the Tenant to pay for the construction of the leasehold improvements of the Premises, in accordance with Schedule “B” herein, which when installed in the Premises become the property of the Landlord and the Tenant will not use said Leaseholds to secure financing for the Tenant.  The Landlord has the right to Offset the Leasehold Allowance against arrears on the Tenant’s account.  Said amount shall be due and payable by the Landlord to the Tenant during the original Term of the Lease.  The following must be completed prior to payment being processed:

(i)	the Tenant has sent the Landlord receipted invoices for work done to the Premises;

(ii)	the Mechanic’s Lien period has ended;

(iii)
the Tenant has sent an invoice to the Landlord for the Allowance amount and GST or any other tax Imposed including but not limited to any Harmonized Sales Tax levied under the Excise Tax Act of Canada;

(iv)	the Tenant’s Tax Registration number under the Excise Tax Act of Canada is on the invoice;

(v)	a Statutory Declaration is completed by the Tenant to confirm that the Tenant’s contractors have been paid;

(vi)	the Lease Amending Agreement is fully executed by both parties;

(vii)	the Tenant is not in default under the Lease;

(viii)	the Tenant is open for business to the public from the Expansion Area;

(ix)	the Tenant’s account is paid up-to-date.

7.           OPTION TO RENEW

The Landlord shall grant to the Tenant a renewal of Lease for one (1) term of five (5) years provided all the following conditions are satisfied:

(i)	the Tenant’s account is not in arrears;

(ii)	the Tenant duly and regularly performs each and every of the covenants, provisos and agreements herein contained on the part of the Tenant to be paid, done and performed;

(iii)	written request of the Tenant to renew the Lease is received by the Landlord not less than nine (9) months before the expiration of the Term (the “Expiry Date”);

(iv)
covenants, provisos, agreements and rents are determined by negotiation, prior to the Expiry Date, based on fair market taking into consideration premises in equal quality buildings within the Halifax Central Business District of similar age and location;

(v)	documentation, provided by the Landlord to renew the Lease, is fully executed by the Tenant prior to the Expiry Date.

(vi)	Landlord shall provide Tenant a fair market rent proposal on or before twelve (12) months prior to the expiry of the original Term.

If for any reason all the above noted conditions are not satisfied at the Expiry Date, this Renewal Option shall be deemed null and void.  Any broker services retained by the Tenant for the purpose of renewing this Lease shall be paid by the Tenant to the complete exoneration of the Landlord.

8.           VACATING THE PREMISES

Notwithstanding anything in the Lease to the contrary, the Tenant shall not be in default for vacating the Premises prior to the expiration date of the term so long as the Tenant continues to pay its Minimum Rent and Additional Rent as per the Lease and is not in default on the other provisions of the Lease, and written notice is provided to the Landlord at least thirty (30) days in advance of vacating the Premises.  Should the Tenant provide proper notice, has vacated and is not in default of the Lease Agreement, the Landlord will have the option to terminate the Lease, upon providing thirty (30) days notice.  At any time prior to Landlord’s notice of such termination, Tenant shall be entitled to resume its occupation of the Premises, upon providing ten (10) days notice.

9.           RESTORATION/MAKE GOOD

Notwithstanding anything in the Lease to the contrary, it is agreed that the Tenant shall not have the obligation to remove existing leasehold improvements or to restore the Premises to base building or original condition at the termination of the Lease and the Landlord agrees to accept the Premises in the condition and configuration in which they are structured at that time normal reasonable wear and tear considered.  Tenant covenants to maintain the premises in a first-class condition.  However, the Tenant will have the right to remove Tenant’s fixtures, telephone switches, security systems, furniture and equipment so long as any damage caused as a result of such removals is repaired as required.

10.           RIGHT OF FIRST OFFER

Deleted in its entirety.

11.           RELOCATION

The Landlord and the Tenant hereby covenant and agree that the Landlord, acting reasonably, shall have the option at any time during the Term of the Lease, and upon ninety (90) days prior written notice to the Tenant, to relocate the Tenant to Alternate Premises of similar size and condition as the existing Premises (the “Alternate Premises”).  All Leasehold Improvements and reasonable moving costs required to bring Alternate Premises to a similar condition as the existing Premises shall be done at the sole cost and expense of the Landlord.  The Landlord covenants to arrange the relocation of the Tenant’s property and equipment at a time and in such a manner as not to substantially interfere with the Tenant’s business operations.  If the Alternate Premises are larger in area, the Tenant shall pay rent based on the square footage of the Premises as outlined herein. In the event that the Landlord and the Tenant cannot agree on the size, location or condition of Alternate Premises, then the Landlord and/or the Tenant shall have the right, sixty (60) days prior to the date upon which the relocation was to take place, to advise the other party of its intention to terminate this Lease on the date originally intended for the relocation.

12.           CONSULTANT’S FEE

The Landlord hereby agrees to pay Partners Global Corporate Real Estate Inc., in consideration for the procuring of this Agreement, a Consultant’s Fee comprising sum of ONE DOLLAR AND SIXTY CENTS ($1.60) per square foot of rentable leased by the Tenant (14,449 rentable square feet).  The commission shall be calculated on the gross rentable area of the Premises.  Upon the date the Tenant and Landlord have executed a binding Lease Amending agreement, said commission plus applicable tax on such commission is then due and payable.

13.           PARKING

In addition to the Tenant’s existing parking rights, throughout the Term of the Lease and any exercised lease renewal periods, the Landlord shall provide the Tenant with up to ten (10) additional on-site parking stalls at the then current monthly rate, subject to annual adjustment, which is currently $130.00 per stall per month, plus H.S.T.  All parking shall be assignable to any approved assignee or subtenant.

14.           LANDLORD’S CONDITION

The obligation of the Landlord to be bound by the terms of this Agreement is subject to the following condition precedent:

(a) the Landlord’s negotiation of a Surrender of Lease for the Expansion Area currently occupied by Stevenson Financial and Atlantic Catch Data; and the Relocation of Atlantic School of Chartered Accountants, to be confirmed on or before November 16 2007. Landlord’s costs relating to this item 14 (a) shall not exceed $20,000, plus HST.  All additional costs above this amount shall be at the Tenant’s sole cost and responsibility.

The above condition is for the sole benefit of the Landlord.  If the Landlord fails to notify the Tenant by 5:00 p.m. on the date specified above for satisfaction of a condition precedent that such condition precedent has been satisfied or waived, then this Agreement to Lease shall be deemed null and void and neither party will have any further legal or financial obligation to the other.

15.           FURTHER DOCUMENTATION

Upon unconditional acceptance of this proposal by the Tenant, the Landlord agrees to provide the Tenant with the Building’s standard form of Lease Amending agreement, which shall have been completed in accordance with the terms and conditions contained in this Proposal.

This proposal is open for consideration until November 15, 2007.

ACCEPTANCE

We hereby agree that the above correctly sets forth the terms of our agreement and undertake to carry out the provisions thereof.

Dated at Halifax, NS this 8th day of November, 2007.

FLAGSTONE MANAGEMENT SERVICES (HALIFAX) LIMITED
/s/	Per:
Witness
	Title	Corporate Secretary
Having authority to bind the Corporation

We hereby agree that the above correctly sets forth the terms of our agreement and undertake to carry out the provisions thereof.

Dated at Stellarton, N.S. this 15th day of November, 2007.

CROMBIE DEVELOPMENTS LIMITED
/s/	Per:
Witness
	Title	Vice President, Leasing
Having authority to bind the Corporation

Per:

Title	Vice President Operations
Having authority to bind the Corporation

SCHEDULE “A”

SCHEDULE “B”

The Landlord, at Landlord’s sole cost and expense, to provide finishes to the Landlord’s Base Building standards and deliver the following on the Expansion Premises only:

1.           Demolition:

“As-is, Where is”

2.           Concrete:

“As-is, Where is”

3.           Doors and Windows:

Exit doors as required by code from the demised space.

Windows are to be double glazed and equipped with roller shade blinds.

Provide suite signage in accordance with the building standard.

4.           Ceiling:

Suspended acoustic tile ceiling to be building standard fissured tile.

5.           Mechanical:

Plumbing:  “As-is, Where-is”

HVAC:
Provide interior zoned air conditioning, heating and ventilation systems thermostatically controlled.
Provide ductwork distribution as per Base Building & standard light troffers as required to meet ASHRAE standards.  Present system is two (2) interior zones per floor plus perimeter zoning to suit needs.

Provide fresh air levels to meet ASHREA 62 (Latest edition standard) subject to the Landlord approving the Tenant’s detailed drawings.

Fire Protection:
Deleted in its entirety.

6.           Electrical:

The floor is sized at 400 amp/120/208/floor.  In general the floor shall be 120/208 volt 3 phase 4 wire.

120/208 volt, 3 phase, 4 wire distribution panels shall be provided for supply of 120/208 volt circuit for mechanical equipment, heating and lighting.

Initials Landlord ____
Tenant ____

Tenant currently has 2 panels in their space not including the emergency distribution in their computer room.  Mechanical equipment power is generally 600 volt feed from “E” level or the penthouse.

7.           Lighting:

Lighting at desk top level (30” above finished floor) in office areas and at floor levels in all other areas shall be within the following levels of illumination:

1.           Office Area Average 25 – 30 fc interior areas.  Average 40 – 50 fc in areas closer to windows.  70-80 fc at work station closest to windows, new section south of computer room approximately 40-50 ft.

2.           Entrance, storage rooms - Ground level entrance 50 fc.  “S” level storage common area 25-30- fc

3.           Hallways, corridors, washrooms, etc. - recent renovated lobby / hallway 10-15 fc. Readings from the 6th floor.

4.           Parking Entrances - Average 10fc.

5.           Parking traffic lanes, parking spaces - Average 10fc - 15fc

Light fixtures are 1x5 recessed fluorescent troffers.

8.           Lobby:

During the calendar year of 2008, the Landlord shall upgrade the existing Lobby on the 7th floor to include new carpeting, lighting and paint/wallpaper based on standards to be mutually agreed.

Initials Landlord ____
Tenant ____

RIDER

Flagstone - Crombie
Letter dated October 30, 2007

RE:
Lease agreement dated July 26, 2005 between Crombie Developments Limited, as Landlord, and West End Capital Services (Halifax) Limited, as Tenant (the “Original Lease”), whereby the Tenant changed its name to Flagstone Management Services (Halifax) Limited, which Original Lease was amended by Amending Agreements dated August 16, 2005, March 20, 2006, May 1, 2006, October 18, 2006, November 20, 2006, January 24, 2007, May 18, 2007 and May 19, 2007 (the “Amendments”), and collectively the Original Lease and Amendments are herein referred to as the “Lease”.